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                                                                     EXHIBIT 8



                          [ALSTON&BIRD LLP LETTERHEAD]

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-4777
                                 www.alston.com


Terence J. Greene                                     Direct Dial: 404-881-7000


                                 July 22, 1998


Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35203

Village Bankshares, Inc.
13303 North Dale Mabry Highway
Tampa, Florida 33618

         Re: Plan of Merger Involving Regions Financial Corporation and Village Bankshares, Inc.

Ladies and Gentlemen:

         We have served as special counsel to Regions Financial Corporation ("Regions") in connection with the proposed reorganization of Regions and Village Bankshares, Inc. ("VBI") pursuant to the Agreement and Plan of Merger dated as of March 24, 1998 (the "Agreement") which provides for the merger of VBI with and into Regions (the "Merger"). All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code"). In our capacity as special counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

         In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including:

         (1)      The Agreement; and

         (2) The Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on July 22, 1998, as amended, including the Proxy Statement/Prospectus constituting part thereof (together the "Registration Statement").
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Regions Financial Corporation
Village Bankshares, Inc.
July 22, 1998
Page 2




         In rendering the opinions expressed herein, we have assumed with the consent of Regions and VBI, that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement.

         In rendering the opinions expressed herein, we have relied with the consent of Regions and VBI, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of Regions and VBI to us dated July 16, 1998 and July 22, 1998, respectively (together, the "Certificates"), which we have assumed are complete and accurate as of the date hereof and will be complete and accurate as of the date on which the Merger is consummated.

         Based on the foregoing, and subject to the assumptions and qualifications set forth in the Registration Statement under the heading "Description of the Transaction--Federal Income Tax Consequences of the Merger," we are of the opinion that, under presently applicable federal income tax law:

         (1) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and VBI and Regions will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         (2) No gain or loss will be recognized by holders of VBI Common Stock upon the exchange in the Merger of all of their VBI Common Stock solely for shares of Regions Common Stock (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock).

         (3) The aggregate tax basis of the Regions Common Stock received by holders of VBI Common Stock who exchange all of their VBI Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the VBI Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

         (4) The holding period of the Regions Common Stock received by holders who exchange all of their VBI Common Stock solely for Regions Common Stock in the Merger will include the holding period of the VBI Common Stock surrendered in exchange therefor, provided that such VBI Common Stock is held as a capital asset at the Effective Time.
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Regions Financial Corporation
Village Bankshares, Inc.
July 22, 1998
Page 3




         (5) The payment of cash to holders of VBI Common Stock in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the Regions Common Stock redeemed, as provided in Section 302(a) of the Code.

         (6) Where solely cash is received by a holder of VBI Common Stock in exchange for VBI Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's VBI Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, and the factual statements and factual representations set out in the Certificates, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or any of the factual statements or factual representations set out in the Certificates is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger, or the consequences of the Merger under state, local or foreign law.
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Regions Financial Corporation
Village Bankshares, Inc.
July 22, 1998
Page 4




         We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the captions "Summary--Federal Income Tax Consequences of the Merger" and "Description of Transaction--Federal Income Tax Consequences of the Merger" and to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            ALSTON & BIRD LLP



                                            By:/s/ Terence J. Greene
                                               --------------------------------
                                                Terence J. Greene, Partner


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